Exhibit 99.1

M/I Homes Reports
2021 Second Quarter Results and $100 million
Share Repurchase Authorization

Columbus, Ohio (July 28, 2021) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2021, and a $100 million share repurchase authorization.

2021 Second Quarter Highlights:
•New contracts were 2,267, a second quarter record
•Backlog units increased 49% to 5,488, an all-time record
•Backlog sales value reached $2.5 billion, an all-time record
•Homes delivered increased 23% to 2,258, an all-time quarterly record
•Revenue increased 35% to $961.0 million, an all-time quarterly record
•Pre-tax income increased 97% to $141.3 million, an all-time quarterly record
•Net income of $107.6 million ($3.58 per diluted share), a 97% increase compared to $54.5 million ($1.89 per diluted share) in 2020
•Shareholders’ equity reached an all-time record of $1.5 billion, a 34% increase from a year ago, with book value per share of $50
•Homebuilding debt to capital of 31% compared to 37% at June 30, 2020
•Return on equity improved to 27%

For the second quarter, pre-tax income increased 97% to a record $141.3 million and net income increased 97% to $107.6 million, or $3.58 per diluted share. This compares to pre-tax income of $71.7 million and net income of $54.5 million, or $1.89 per diluted share, for the second quarter of 2020. For the six months ended June 30, 2021, net income increased 123% to $192.5 million, or $6.43 per diluted share, compared to $86.3 million, or $2.98 per diluted share, for the same period of 2020.

Homes delivered in 2021’s second quarter increased 23% to 2,258. This compares to 1,835 homes delivered in 2020’s second quarter. Homes delivered for the six months ended June 30, 2021 increased 28% to 4,277 from 2020's deliveries of 3,330. New contracts for the second quarter of 2021 were 2,267 compared to 2,261 in 2020. For the first six months of 2021, new contracts increased 24% to 5,376 compared to 4,350 in 2020. Homes in backlog at June 30, 2021 had a total sales value of $2.5 billion, a 71% increase from a year ago. Backlog units at June 30, 2021 increased 49% to 5,488 homes, with an average sales price of $454,000. At June 30, 2020, backlog sales value was $1.5 billion, with backlog units of 3,691 and an average sales price of $396,000. M/I Homes had 175 active communities at June 30, 2021 compared to 220 communities at June 30, 2020. The Company's cancellation rate was 7% in the second quarter of 2021 compared to 14% in the second quarter of 2020.

The Company also announced that its Board of Directors has approved a $100 million share repurchase authorization, replacing its existing $50 million share repurchase authorization. From August 14, 2018 through July

27, 2021, the Company repurchased approximately 1.4 million shares for an aggregate purchase price of $32.8 million.
Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had a record-setting second quarter highlighted by a 97% increase in net income, a 23% increase in homes delivered, a 35% increase in revenue, and a return on equity of 27%. Our gross margins were very strong, improving 320 basis points over last year to 25.1% and our overhead expense ratio improved by 110 basis points to 10.4%. As a result, our pre-tax income percentage improved to 14.7% from 10.0% in last year’s second quarter. We set all-time quarterly records in backlog units and sales value, with sales value rising to $2.5 billion – a 71% increase from a year-ago. Demand for new homes continues to be very strong. Despite our community count being down throughout the quarter, and significantly limiting sales in the majority of our communities, we were pleased to set a record for second quarter new contracts selling 2,267 homes.

Mr. Schottenstein continued, “We ended the quarter with record-high shareholders’ equity of $1.5 billion, an increase of 34% from 2020’s second quarter, book value of $50 per share, cash of $372 million, no borrowings on our $550 million credit facility, and a homebuilding debt to capital ratio of 31%. During the quarter, we also extended the maturity of our credit facility to July 2025 and raised our commitment amount to $550 million. In addition, our Board of Directors approved a new share repurchase authorization under which the Company may purchase up to $100 million of our common shares. This share repurchase authorization reflects the strength of our business and our commitment to creating long-term shareholder value. We have significant operating momentum and are poised to continue delivering strong results.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2022.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 133,000 homes. The Company’s homes are marketed and sold primarily under the M/I Homes Brand. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; and Charlotte and Raleigh, North Carolina.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, the impact of the COVID-19 pandemic, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
New contracts	2,267	2,261	5,376	4,350
Average community count	181	222	188	223
Cancellation rate	7%	14%	7%	13%
Backlog units	5,488	3,691	5,488	3,691
Backlog sales value	$2,489,926	$1,460,076	$2,489,926	$1,460,076
Homes delivered	2,258	1,835	4,277	3,330
Average home closing price	$411	$379	$404	$377

Homebuilding revenue:
Housing revenue	$927,506	$694,700	$1,725,785	$1,254,149
Land revenue	4,899	446	5,747	5,133
Total homebuilding revenue	$932,405	$695,146	$1,731,532	$1,259,282

Financial services revenue	28,635	19,048	58,284	32,515
Total revenue	$961,040	$714,194	$1,789,816	$1,291,797

Cost of sales - operations	719,672	557,791	1,346,257	1,018,715
Gross margin	$241,368	$156,403	$443,559	$273,082
General and administrative expense	49,078	41,037	94,283	74,884
Selling expense	50,576	41,127	96,265	77,955
Operating income	$141,714	$74,239	$253,011	$120,243
Equity in income from joint venture arrangements	(35)	(3)	(195)	(55)
Interest expense	452	2,515	1,628	7,215
Income before income taxes	$141,297	$71,727	$251,578	$113,083
Provision for income taxes	33,690	17,219	59,105	26,829
Net income	$107,607	$54,508	$192,473	$86,254

Earnings per share:
Basic	$3.68	$1.91	$6.60	$3.03
Diluted	$3.58	$1.89	$6.43	$2.98

Weighted average shares outstanding:
Basic	29,271	28,531	29,144	28,504
Diluted	30,093	28,836	29,935	28,920

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2021	2020
Assets:
Total cash, cash equivalents and restricted cash (1)	$371,806	$94,023
Mortgage loans held for sale	172,760	163,536
Inventory:
Lots, land and land development	833,665	843,649
Land held for sale	3,840	2,385
Homes under construction	1,095,585	834,661
Other inventory	143,379	150,115
Total Inventory	$2,076,469	$1,830,810

Property and equipment - net	23,997	21,004
Investments in joint venture arrangements	32,833	45,144
Operating lease right-of-use assets	52,085	51,193
Goodwill	16,400	16,400
Deferred income tax asset	6,183	9,378
Other assets	108,879	96,220
Total Assets	$2,861,412	$2,327,708

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2025 - net	$247,873	$247,353
Senior notes due 2028 - net	394,944	394,174
Notes payable - other	4,126	7,041
Total Debt - Homebuilding Operations	$646,943	$648,568

Notes payable bank - financial services operations	167,119	134,184
Total Debt	$814,062	$782,752

Accounts payable	221,909	169,088
Operating lease liabilities	52,450	51,193
Other liabilities	306,447	230,270
Total Liabilities	$1,394,868	$1,233,303

Shareholders’ Equity	1,466,544	1,094,405
Total Liabilities and Shareholders’ Equity	$2,861,412	$2,327,708

Book value per common share	$50.02	$38.34
Homebuilding debt to capital ratio (2)	31%	37%
(1)Includes $0.5 million of restricted cash and cash held in escrow for both the quarters ended June 30, 2021 and 2020.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Cash provided by operating activities	$98,633	$107,053	$173,801	$82,826
Cash used in investing activities	$(13,386)	$(14,156)	$(12,763)	$(20,702)
Cash (used in) provided by financing activities	$(6,341)	$(20,058)	$(50,042)	$25,816

Land/lot purchases	$150,271	$84,284	$242,629	$159,978
Land development spending	$86,425	$71,924	$157,620	$133,922
Land sale revenue	$4,899	$446	$5,747	$5,133
Land sale gross profit (loss)	$926	$(5)	$1,176	$64

Financial services pre-tax income	$17,976	$10,837	$37,669	$16,468

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$107,607	$54,508	$192,473	$86,254
Add:
Provision for income taxes	33,690	17,219	59,105	26,829
Interest expense net of interest income	(543)	1,620	(268)	5,508
Interest amortized to cost of sales	9,438	7,754	17,643	14,324
Depreciation and amortization	4,124	4,200	8,234	8,424
Non-cash charges	2,141	1,175	4,243	4,098
Adjusted EBITDA	$156,457	$86,476	$281,430	$145,437

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2021	2020	Change	2021	2020	Change
Northern	884	922	(4)%	2,190	1,775	23%
Southern	1,383	1,339	3%	3,186	2,575	24%
Total	2,267	2,261	—%	5,376	4,350	24%

	HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2021	2020	Change	2021	2020	Change
Northern	961	734	31%	1,762	1,322	33%
Southern	1,297	1,101	18%	2,515	2,008	25%
Total	2,258	1,835	23%	4,277	3,330	28%

	BACKLOG
	June 30, 2021			June 30, 2020
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	2,243	$1,050	$468,000	1,596	$668	$419,000
Southern	3,245	$1,440	$444,000	2,095	$792	$378,000
Total	5,488	$2,490	$454,000	3,691	$1,460	$396,000

	LAND POSITION SUMMARY
	June 30, 2021			June 30, 2020
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,655	8,344	14,999	6,859	6,222	13,081
Southern	11,608	17,433	29,041	7,921	13,515	21,436
Total	18,263	25,777	44,040	14,780	19,737	34,517